UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2004

United Industries Corporation

(Exact name of registrant as specified in its charter)

333-76055
(Commission File Number)

Delaware	43-1025604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2150 Schuetz Road St. Louis, Missouri 63146
(Address of principal executive offices, with zip code)

(314) 427-0780
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

Effective July 30, 2004, a wholly-owned subsidiary of United Industries Corporation (United or the Company) merged with and into United Pet Group, Inc. (UPG) pursuant to the Agreement and Plan of Merger, dated as of June 14, 2004, for cash consideration of $360 million.  The Company funded the transaction by amending and increasing its credit agreement by $250 million, including a $75 million second lien term loan, from the sale of approximately $70 million of common stock to affiliates of Thomas H. Lee Partners, the Company’s largest shareholder, Banc of America Securities LLC and certain UPG selling shareholders and the remainder from cash balances.  As a result of the merger, UPG and its subsidiaries became wholly-owned subsidiaries of the Company.  The foregoing summary description of the Agreement and Plan of Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, a copy of which is being filed as exhibit 2.3 hereto and is incorporated herein by reference.  A copy of the press release announcing the closing of the merger is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In conjunction with the closing of the merger, United amended its credit agreement with Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets, Inc., Citicorp North America, Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank and other lenders, as defined therein, to provide a portion of the funds for the merger.  The amended credit agreement now consists of (1) a $130 million U.S. dollar denominated revolving credit facility; (2) a $510 million U.S. dollar denominated term loan facility; (3) a $75 million U.S. dollar denominated second lien term loan facility; and (4) a Canadian dollar denominated term loan facility valued at U.S. $50 million.  Subject to the terms of the amended credit agreement, the revolving loan portion of the credit facility matures on April 30, 2010, the second lien term loan matures on October 31, 2011 and the other term loans mature on April 30, 2011.  The second lien term loan is to be repaid in 29 consecutive quarterly installments commencing on September 30, 2004, with a final installment due on September 30, 2011.  The other term loans are to be repaid in 28 consecutive quarterly installments commencing on June 30, 2004, with a final installment due on March 31, 2011.  All of the loan obligations are subject to mandatory prepayment upon certain events, including sales of certain assets, issuances of indebtedness or equity or from excess cash flow.  The amended credit agreement also allows the Company to make certain voluntary prepayments, in whole or in part, at any time without premium or penalty.

The amended credit agreement contains affirmative, negative and financial covenants.  The negative covenants place restrictions on, among other things, levels of investments, indebtedness, capital expenditures and dividend payments that the Company may make or incur.  The financial covenants require the maintenance of certain financial ratios at defined levels.  Under the amended credit agreement, interest rates on the amended revolving credit facility can range from 1.75% to 2.5% plus LIBOR, or from 0.75% to 1.5% plus a base rate, subject to adjustment and depending on certain financial ratios.  At closing, the second lien term loan is subject to interest rates equal to 4.5% plus LIBOR or 3.5% plus a base rate, the other term loans are subject to interest rates equal to 2.5% plus LIBOR or 1.5% plus a base rate, as provided in the amended credit agreement.  Unused commitments under the amended revolving credit facility are subject to a 0.5% annual commitment fee.  The obligations under the amended credit agreement are secured by substantially all of the Company’s properties and assets and substantially all of the properties and assets of its current and future domestic subsidiaries.

The foregoing summary description of the amended credit agreement does not purport to be complete and is qualified in its entirety by reference to the amended credit agreement.  A copy of the amended and restated credit agreement is being filed as exhibit 10.51 hereto and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements required by this item are not being filed herewith.  To the extent such information is required by this item, such financial statements will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but not later than 60 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Statements.

The pro forma financial statements required by this item are not being filed herewith.  To the extent such information is required by this item, such financial statements will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but not later that 60 days after the date on which this Current Report on Form 8-K is required to be filed.

(c) Exhibits.

The exhibits being filed herewith are listed in the Exhibit Index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, United Industries Corporation has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIES CORPORATION
Registrant

Dated: August 2, 2004	By:	/s/ Daniel J. Johnston
	Name:	Daniel J. Johnston
	Title:	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.3	Agreement and Plan of Merger by and among United Industries Corporation, Saturn MergerCo., Inc., and United Pet Group, Inc., dated as of June 14, 2004.
10.51

Amended and Restated Credit Agreement, dated as of July 30, 2004, among United Industries Corporation, Bank of America, N.A., Banc of America Securities LLC, Citigroup Global Markets Inc., JPMorgan Chase Bank, J.P. Morgan Securities Inc. and Other Lenders Party Hereto (as defined therein).

99.1	Press release dated August 2, 2004 announcing the closing of the United Pet Group, Inc. merger.